Exhibit 10.69

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (“Agreement”) is dated as of June 10, 2016 for reference purposes only (“Reference Date”) by and between Theravance Biopharma US, Inc., a Delaware corporation, as Sublessor, and Innoviva, Inc., a Delaware corporation, as Sublessee.

THIS AGREEMENT is entered upon the basis of the following facts, intentions and understandings:

A.                                    Pursuant to that certain Sublease, dated as of June 2, 2014 (“Sublease”), by and between Sublessor and Sublessee (under Sublessee’s former name, Theravance, Inc.), Sublessor subleases to Sublessee approximately 4,847 rentable square feet (“Premises”) located on the first floor of the building commonly known as 951 Gateway Boulevard, South San Francisco, California 94080 (“Building”).  ARE-901/951 Gateway Boulevard, LLC, a Delaware limited liability company (“Master Lessor”), consented to the Sublease pursuant to a Consent to Sublease dated as of June 2, 2014.

B.                                    The Term of the Sublease will expire on May 31, 2020 (“Expiration Date”).  Sublessor and Sublessee now desire to terminate the Sublease prior to the Expiration Date upon the terms and conditions set forth below.

C.                                    Capitalized terms not defined in this Agreement shall have the meanings set forth in the Sublease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Termination Date:   The effective date of the termination of the Sublease pursuant to this Agreement shall be the later of (i) June 17, 2016, and (ii) the date upon which Sublessor receives Master Lessor’s Consent (as defined in Section 6 below) (the “Termination Date”).  Sublessee shall perform all of its obligations under the Sublease through and including the Termination Date.

2.                                      Termination of Sublease:  Not later than the Termination Date, Sublessee shall remove all of its trade fixtures, other personal property, alterations and improvements (to the extent required to be removed pursuant to Paragraph 14 of the Sublease), and shall surrender the Premises to Sublessor in good condition, free of Hazardous Materials, reasonable wear and tear excepted, and in the condition required by the Master Lease.  Sublessee acknowledges that during the Term Sublessee was permitted to use certain furniture, fixtures and equipment (“FF&E”) owned by Sublessor and located in the Premises as of the Commencement Date of the Sublease.  Prior to the Termination Date, Sublessee shall provide Sublessor with a written list of the trade fixtures and personal property that Sublessee intends to remove from the Premises, and Sublessor shall have the right to confirm that no FF&E is included in the written list.  Sublessee acknowledges that Sublessee shall not be permitted to remove any FF&E from the Premises.

3.                                      Release of Liability:

(a)                                 Conditioned upon the performance by Sublessor and Sublessee of the provisions of this Agreement, and except as set forth in this Section 3, on the Termination Date, Sublessor and Sublessee shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Sublease; provided, however, that Sublessor and Sublessee shall not be released from their respective obligations, if any, with respect to indemnification for claims resulting from events occurring prior to the Termination Date, to the extent such indemnification obligations survive the expiration or earlier termination of the Sublease.

(b)                                 Except for the obligations, if any, of Sublessee and Sublessor pursuant to the terms of the Sublease to indemnify the other for claims resulting from events occurring prior to the Termination Date, and as otherwise set forth below, Sublessor and Sublessee for themselves and for their respective heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants and assigns, do hereby release, acquit and forever discharge each other and each other’s heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants and assigns of and from any and all claims, demands, rights, obligations, duties, losses, damages, loss of profits, costs and attorney fees, of every kind and nature, known and unknown, past, present and future, that they now have or which may hereafter accrue on account of or in any way related to the Premises and the Sublease.

(c)                                  It is the intention of both Sublessor and Sublessee in executing this Agreement that, except only with respect to those matters excepted from the releases contained in subparagraph (b), above, the releases set forth above shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified; and Sublessor and Sublessee each hereby knowingly and voluntarily waives any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code, which reads in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Sublessor’s Initials	Sublessee’s Initials

(d)                                 Both Sublessor and Sublessee expressly acknowledge, and take into account in determining whether to enter this Agreement, that they may in the future discover facts in addition to or different from those they now know or believe to be true with respect to the subject matter of the claims released by this Agreement, but both Sublessor and Sublessee agree nevertheless to fully, finally and forever settle such claims, whether or not hidden or excluded, known or unknown, without regard to the subsequent discovery or existence of different or additional facts.  Both Sublessor and Sublessee acknowledge that, except only with respect to those claims excepted from the scope of the releases set forth above, this waiver was separately bargained for and is a material element of this Agreement of which the releases contained in this Section 3 are a part.

4.                                      Security Deposit:  Pursuant to the provisions of Paragraph 5 of the Sublease, Sublessor holds Sublessee’s Security Deposit in the amount of $18,127.78.  Sublessor shall return the Security Deposit to Sublessee not later than thirty (30) days after the later of the Termination Date and the date that Sublessee surrenders the Premises to Sublessor in the condition required by Section 2 above.

5.                                      Condition Precedent:  This Agreement and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon having obtained the written consent of the Master Lessor to the termination of the Sublease (“Master Lessor’s Consent”).  If Sublessor has not obtained Master Lessor’s Consent, on terms and conditions reasonably acceptable to Sublessor, within thirty (30) days after the date of Sublessor’s execution of this Agreement, Sublessor or Sublessee may terminate this Agreement by giving the other party ten (10) days’ prior written notice, in which case this Agreement shall terminate on the day following the last day of the ten (10)- day notice period (unless Master Lessor’s Consent is obtained during such ten (10)- day period, in which case this Agreement shall remain in full force and effect), neither party shall have any further rights or obligations hereunder and the Sublease shall remain in full force and effect.

6.                                      Representation of the Parties:  Each party hereto represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Sublease, or its interest in the Sublease, or any claim, demand, obligation, liability, action or cause of action arising from the Sublease.  Each party represents that the person executing this Agreement on its behalf has the authority to bind the entity in question and to execute this Agreement.

7.                                      Voluntary Agreement:  The parties hereto have read this Agreement and the mutual releases contained in it and, on advice of counsel, they have freely and voluntarily entered into this Agreement.

8.                                      Attorneys’ Fees:  If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs of suit.

9.                                      Successors:  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

10.                               Severability:   If any term of this Agreement, or the application thereof to any person or circumstance, is held to be invalid or unenforceable, then the remainder of this Agreement or the application of such term to any other person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law unless a party validly demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

11.                               Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.                               Counterparts; Facsimile and PDF Signatures.  This Consent may be executed in one or more counterparts and by separate parties on separate counterparts, each of which counterparts shall constitute an original and all of which counterparts together shall constitute one and the same instrument.  Facsimile signatures and PDF format signatures sent by electronic mail shall be treated and have the same effect as original signatures.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease Termination Agreement as of the Reference Date given above.

SUBLESSOR:		SUBLESSEE:

Theravance Biopharma US, Inc.,		Innoviva, Inc.,
a Delaware corporation		a Delaware corporation

By:	/s/ Renee Gala	By:	/s/ Michael Aguiar

Title:	CFO	Title:	President and CEO

Date:	6/7/2016	Date:	6/7/2016

MASTER LESSOR’S CONSENT:

The undersigned hereby consents to the termination of the Sublease.

ARE-901/951 Gateway Boulevard, LLC,

a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRD Corp.,
a Maryland corporation,
general partner

By:

Title: